Exhibit 10.1
2020 Match Group, Inc.
Deferred Compensation Plan for Non-Employee Directors
1.PURPOSE. The purpose of the Match Group, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is to provide non-employee directors of Match Group, Inc. (or any successor thereto) (the “Company”) with an opportunity to defer Director Fees (as defined in paragraph 4(b) below).
2.EFFECTIVE DATE. The Plan became effective on October 23, 2020.
3.ELIGIBILITY. Any member of the Board of Directors of the Company (the “Board”) who is not an employee of the Company or of any subsidiary or affiliate of the Company is eligible to participate in the Plan.
4.ELECTION TO DEFER COMPENSATION.
(a)Time of Eligibility. An election to defer Director Fees by a newly elected director shall be made by such director within the thirty (30) day period following his or her election to the Board, which election shall only apply to Director Fees earned for services performed after the date of such election. An existing director who has either (i) not previously elected to defer Director Fees or (ii) discontinued (or wishes to modify) a prior election to defer Director Fees may elect to defer Director Fees (or modify an existing deferral election) by giving written notice to the Company on or prior to December 1st of each year (or such other date as may be determined from time to time by the Compensation and Human Resources Committee of the Board (or such other committee as the Board may from time to time designate)) (the “Committee”) in accordance with paragraph 14 below and in compliance with applicable law). Any such election (whether made by a newly elected director or an existing director, a “Deferral Election”) shall only apply to Director Fees earned for services performed during the calendar year following such written notice. The effectiveness of a given Deferral Election shall continue until the participant’s Separation from Service, as defined in paragraph 18 below, or until the end of the calendar year during which the participant gives the Company written notice of its discontinuance or modification, whichever shall occur first. Any notice of discontinuance or modification shall operate prospectively from the first day of the calendar year following the receipt of such written notice by the Secretary of the Company, and Director Fees payable during any subsequent calendar year shall either be paid (absent any timely future deferral election) or deferred in accordance with the terms of the discontinuance or modified election, as applicable; provided, however, that Director Fees theretofore deferred shall continue to be withheld and shall be paid in accordance with the Deferral Election pursuant to which they were withheld. All Deferral Elections and/or the discontinuance or modification of prior Deferral Elections shall be made on a form prescribed by the Company.
(b)Amount of Deferral. A participant may elect to defer receipt of all or a specified portion of the annual cash retainer fee receivable by such participant for services performed as a director of the Company (which amounts, for the avoidance of doubt, shall include fees for services as a member or chair of one or more committee(s) of the Board and shall not include meeting attendance fees) (the “Director Fees”).
(c)Deferral and Payment Elections. A participant shall elect to defer Director Fees by providing a Deferral Election to the Secretary of the Company. Such Deferral Election shall include:
(i)the percentage or amount of Director Fees to be deferred (the “Deferred Fees”);
(ii)the allocation of the Deferred Fees between the “Cash Fund” and “Share Units;” and
(iii)in the case of a participant’s initial Deferral Election only, an election of a lump-sum payment or of a number of annual installments (not to exceed five) (the “Payment Election”) for the payment of the Deferred Fees (plus the amounts (if any) credited under paragraph 5 below), with such lump-sum payment or the first installment payment occurring between January 1st and January 31st of the calendar year following the calendar year in which the participant’s Separation from Service occurs, subject to Section 18(e) below, with any successive annual installment payments, as applicable, to be made not later than January 31st of each such year. Any Payment Election shall apply to all Deferred Fees, whether covered by the initial Deferral Election or a subsequent Deferral Election; provided, however, that this paragraph 4(c)(iii) shall not preclude a subsequent modification to the Payment Election made in compliance with paragraph 4(d) below.
(d)Change in Payment Election. A participant may change his or her Payment Election (a “Subsequent Payment Election”) in accordance with the requirements of clauses (i), (ii) and (iii) below; provided that, if a participant changes his or her Payment Election in accordance with this Section 4(d), such Subsequent Payment Election shall be irrevocable:
(i)Such Subsequent Payment Election may not take effect until the twelve (12) month anniversary of the date the Subsequent Payment Election is made and filed with the Secretary of the Company using a form prescribed by the Company;
(ii)Such lump-sum payment or the first installment payment shall be made five (5) years after the date that the participant’s Deferred Fees (plus the amounts (if any) credited under paragraph 5 below) would have been paid pursuant to paragraph 4(c)(iii) above; and
(iii)The Subsequent Payment Election shall not be effective unless made at least twelve (12) months prior to the year in which the payment of the Deferred Fees (plus the amounts (if any) credited under paragraph 5 below) would otherwise commence.

5.DEFERRED COMPENSATION ACCOUNT. The Company shall establish a book-entry account for each participant to record the participant’s Deferred Fees (the “Account”).
(a)For Deferred Fees allocated by the participant to the Cash Fund:
(i)at the time the Director Fees would otherwise have been payable, the Account will be credited with the amount of the Deferred Fees, receipt of which the participant has elected to defer, and
(ii)at the end of each calendar year or terminal portion of a year, the Account will be credited with deemed interest, at an annual rate equivalent to the weighted average prime or base lending rate of JP Morgan Chase Bank (including any successor thereto or such other financial institution that may be selected from time to time by the Committee in accordance with paragraph 14 below and in accordance with applicable law) for the relevant year or portion thereof (the “Interest Equivalents”), upon the average daily balance in the Account during such year or portion thereof.
(b)For Deferred Fees allocated by the participant to Share Units:
(i)at the time the Director Fees would otherwise have been payable, (A) the Account will be credited with the amount of the Deferred Fees, receipt of which the participant has elected to defer and (B) such amount of Deferred Fees shall be converted on such date in book entry to a number of “Share Units” (computed to the nearest 1/1000 of a share) equal to the number of shares of common stock, par value $.001 per share (“Common Stock”), of the Company that could have been purchased on such date with such amount of Deferred Fees, using the closing price for the Common Stock on such date (or, if such date is not a trading day, on the next preceding trading day) on The Nasdaq Stock Market’s National Market System (“Nasdaq”) or, if the Common Stock is not then listed or quoted on Nasdaq, the principal stock exchange on which the Common Stock is then traded;
(ii)on each date on which a cash dividend is paid on the Common Stock, the Account will be credited with the number of Share Units (computed to the nearest 1/1000 of a share) which theoretically could have been purchased with the amount of dividends payable on the number of shares of Common Stock equal to the number of Share Units in the participant’s Account immediately prior to the payment of such cash dividend; the number of additional Share Units shall be calculated as in paragraph 5(b)(i) above; provided that, with respect to the payment of any other dividends, the Share Units in the Account shall be adjusted in the manner provided in paragraph 7(d) below; and
(iii)on the date of the occurrence of any event described in paragraph 7(d) below, the Account will be credited with the number of Shares Units necessary for an equitable adjustment, which adjustment shall be determined in accordance with paragraph 7(d) and paragraph 14 below and in accordance with applicable law.
(c)Unless otherwise determined by the Committee in accordance with paragraph 14 below and in accordance with applicable law, Deferred Fees shall be payable (and related amounts credited to participant Accounts) on a quarterly basis. Each payment shall be classified as a “separate payment” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
6.VALUE OF DEFERRED COMPENSATION ACCOUNTS. The value of each participant’s Account on any date shall consist of (a) in the case of the Cash Fund, the sum of the Deferred Fees credited in accordance with paragraph 5 above and the Interest Equivalents credited through such date, if any, and (b) in the case of the Share Units, the market value of the corresponding number of shares of Common Stock on such date, determined using the closing price for the Common Stock on such date (or, if such date is not a trading day, on the next preceding trading day) on Nasdaq, or if the Common Stock is not then listed or quoted on Nasdaq, the principal stock exchange on which the Common Stock is then traded. A participant’s Account shall be credited with Interest Equivalents or additional Share Units, if any, as applicable for so long as there is an outstanding balance credited to the participant’s Account.
7.PAYMENT OF DEFERRED COMPENSATION. No payment shall be made from a participant’s Account except as follows:
(a)The balance of Deferred Fees and Interest Equivalents in a participant’s Account credited to the Cash Fund shall be paid in cash in the manner elected in accordance with the provisions of paragraph 4 above. If annual installments are elected, the amount of the first payment shall be a fraction of the balance in the participant’s Account as of the December 31st of the year preceding such payment, the numerator of which is one and the denominator of which is the total number of annual installments elected. The amount of each subsequent payment shall be a fraction of the balance in the participant’s Account as of December 31st of the year preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Each payment pursuant to this paragraph 7(a) shall include Interest Equivalents, but only on the amount being paid, from the preceding December 31st to the date of payment.
(b)The balance in a participant’s Account credited to Share Units shall be paid in the number of actual shares of Common Stock equal to the whole number of Share Units in the participant’s Account. If annual installments are elected, the whole number of shares of Common Stock in the first payment shall be a fraction of the number of Share Units in the participant’s Account as of December 31st of the year preceding such payment, the numerator of which is one and the denominator of which is the total number of annual installments elected. The whole number of shares of Common Stock in each subsequent payment shall be a fraction of the Share Units in the participant’s Account as of December 31st of the year preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Cash payments in lieu of fractional shares of Common Stock issuable in respect of fractional Share Units, if applicable, shall be made with the last payment.
(c)Notwithstanding the election of the participant pursuant to paragraph 4 above, in the event of a participant’s death, Disability (as defined under Section 409A of the Code) or to comply with ethics laws or conflicts of interest laws in accordance with Treasury Regulation Section 1.409A-3G)(4)(iii) (a “Conflict Event”), the balance in the participant’s Account (in the case of the Cash Fund, including Interest Equivalents in relation to the elapsed portion of the year in which the participant’s death, Disability or Conflict Event occurs, if any) shall be determined as of the date of death, Disability or Conflict Event, and such balance shall be paid in one lump-sum payment in cash in the case of the Cash Fund or in actual shares of Common Stock in the case of Share Units to the participant or the participant’s beneficiary, as the case may be, as soon as reasonably practicable thereafter (and otherwise in compliance with applicable law) but in no event later than the later of the last day of such calendar year in which the death, Conflict Event or Disability occurred or ninety (90) days following the occurrence of the death, Conflict Event or Disability. For the avoidance of doubt, in no event may any participant, directly or indirectly, designate the calendar year of any payment to be made pursuant to the Plan.
(d)In the event of any merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a subsidiary or affiliate (including by reason of disaffiliation), or similar event affecting the Company or any of its subsidiaries, the Board or the Committee may make such equitable and appropriate substitutions or adjustments in the aggregate number of Share Units in a participant’s Account, in the form or type of property represented by such Share Units and in the number and kind of shares reserved for issuance as the Board or the Committee deems appropriate. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company or a disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of property (for the avoidance of doubt, without duplication with paragraph 5(b)(ii) above), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number of Share Units in a participant’s Account, in the form or type of property represented by such Share Units and in the number and kind of shares reserved for issuance. Any successor corporation or other acquirer of the Company shall be required to assume the Company’s obligations hereunder and substitute an appropriate number of shares of stock or other equity measure of such successor entity for Share Units.
(e)Any shares of Common Stock that are paid to any participant pursuant to this paragraph 7 shall constitute an award (under the Company’s Amended and Restated 2017 Stock and Annual Incentive Plan or any successor plan thereto (the “Stock and Annual Incentive Plan”)) to non-employee directors of the Company.

8.PARTICIPANT’S RIGHTS UNSECURED. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The right of a participant to receive any unpaid portion of the participant’s Account, whether the Cash Fund or Share Units, shall be an unsecured claim against the general assets of the Company.
9.NO RIGHT TO NOMINATION. Nothing contained in this Plan shall confer upon any participant the right to be nominated for re-election to the Board.
10.DESIGNATION OF DEATH BENEFICIARY. The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of such participant’s death are to be paid.
11.GOVERNING LAW AND INTERPRETATION. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
12.SEVERABILITY. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
13.NONASSIGNABILITY. The right of a participant to receive any unpaid portion of the participant’s Account shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.
14.ADMINISTRATION. This Plan shall be administered by the Committee. The Committee shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof. All decisions made by the Committee shall be final and binding on all persons, including the Company and the participants.
15.STOCK SUBJECT TO PLAN. Any shares of Common Stock that are paid to participants pursuant to paragraph 7 of the Plan shall be counted against the maximum number of shares of Common Stock reserved under the Stock and Annual Incentive Plan.
16.CONDITIONS UPON ISSUANCE OF COMMON STOCK. Shares of Common Stock shall not be issued pursuant to the Plan unless the issuance and delivery of such shares pursuant hereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed.
17.AMENDMENT AND TERMINATION. This Plan may be amended, modified or terminated at any time by the Committee or the Board; provided, however, that no such amendment, modification or termination shall, without the consent of a participant, adversely affect such participant’s rights with respect to amounts theretofore accrued to the participant’s

Account and any amendment or termination of the Plan shall be effected in accordance with the requirements of Section 409A of the Code.
18.SECTION 409A OF THE CODE.
(a)The terms and conditions of the Plan are intended to comply (and shall be interpreted in accordance) with Section 409A of the Code and the regulations thereunder.
(b)For purposes of this Plan, “Separation from Service” shall mean a “separation from service,” as defined in Section 409A of the Code.
(c)No action shall be taken under the Plan that will cause any Account to fail to comply in any respect with Section 409A of the Code without the written consent of the participant.
(d)Any adjustments to Share Units and/or cash payments made pursuant to paragraph 7(d) above shall be made (i) in compliance with the requirements of Section 409A of the Code and (ii) in such a manner as to ensure that after such adjustment and/or cash payment the Share Units or Deferred Fees comply with the requirements of Section 409A of the Code.
(e)Notwithstanding any other provision of this Plan to the contrary, if the participant is a Specified Employee at the time of his or her Separation from Service, any payment to be made to a participant upon his or her Separation from Service shall be delayed until the earlier of (i) first day of the seventh month following his or her Separation from Service or (ii) upon such participant’s death. For the avoidance of doubt, in no event may any participant, directly or indirectly, designate the calendar year of any payment to be made pursuant to the Plan. For purposes of this Plan, “Specified Employee” shall mean any participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the twelve (12) month period ending on each December 31st. All participants who are determined to be key employees under Code Section 416(i)(l)(A)(i), (ii) or (iii) (without regard to paragraph (5) thereof) on December 31st shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the following April 1st.
19.WITHHOLDING. To the extent required by applicable law, a participant must make arrangements for the payment of any withholding or similar tax obligations that arise in connection with the Plan.